Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	November 30, 2023

	Contact:	Nelli Madden
732-577-4062

UMH PROPERTIES, INC. EXPANDS JOINT VENTURE PARTNERSHIP WITH NUVEEN REAL ESTATE

FREEHOLD, NJ, November 30, 2023……… UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) today announced that it has expanded its partnership with Nuveen Real Estate, a TIAA company through entering into a new joint venture. The joint venture focuses on the development of a new manufactured housing community located in Honey Brook, Pennsylvania, which is part of the Philadelphia MSA. UMH will have a 40% stake in the joint venture and will serve as the managing member, developer and operating member. The community, once complete, will contain 113 manufactured home sites situated on approximately 61 acres. UMH initially acquired the land in November 2022 which is being sold to the joint venture. Construction of the community is expected to commence in the next few weeks and should take approximately 15 months to complete.

Samuel A. Landy, President and Chief Executive Officer, commented “UMH is excited to further grow and strengthen our relationship with Nuveen Real Estate, who shares our vision of developing and acquiring high-quality residential communities to help combat the housing crisis. This joint venture gives us the financial capacity to develop and acquire communities while limiting the short-term impact on our FFO during construction and lease-up.

“This community is in close proximity to two existing high-performing UMH properties which boast occupancy of 98% and site rents in excess of $700 per month and growing. We anticipate a strong sales and rental market resulting in the rapid lease-up of the property once development is completed. UMH and Nuveen now own three assets together, and we expect to continue growing the relationship.”

Nikita Rao, Portfolio Manager of Nuveen’s U.S. Cities Multifamily Fund commented, “Nuveen is proud to work alongside UMH to develop high-quality housing in a major MSA. UMH’s long track record as an exceptional investor and operator, consistently executing successful business plans, aligns seamlessly with our investment strategy. The property marks the Fund’s first investment into manufactured housing and Nuveen’s third investment with UMH.”

A NYSE Company: Symbol - UMH

since 1968

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UMH will earn development fees, management fees, assets under management fees and a promote for exceeding IRR targets. UMH will also have the right to purchase the community from the joint venture after a certain period of time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through a joint venture with Nuveen Real Estate.

A NYSE Company: Symbol - UMH

since 1968